Exhibit 10.10.3

Name:	[__________]
Number of Restricted Stock Units:	[__________]
Date of Grant:	[__________]
Vesting:	[__________]

Agenus Inc.

2019 Equity Incentive Plan

Restricted Stock Unit Award Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by Agenus Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Agenus Inc. 2019 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”).  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of Restricted Stock Unit Award.  The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “RSUs”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2.Vesting; Cessation of Employment.

(a)

Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the RSU will vest as set forth in the table above, subject, in each case, to the Participant remaining in continuous Employment from the Date of Grant through such vesting date.

(b)

Cessation of Employment.  Automatically and immediately upon the cessation of the Participant’s Employment any then unvested RSUs and, if such termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith), any vested RSUs will terminate and be forfeited for no consideration.

3.Delivery of Shares.  Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any RSUs subject to this Award (but in no event later than 30 days following the date on which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4.Forfeiture; Recovery of Compensation.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.  By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the RSUs. Nothing in the preceding sentence may be construed as limiting the general application of Section 9 of this Agreement.

5.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Participant hereunder.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

6.Nontransferability. This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

7.Taxes.  The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares in settlement of the RSUs subject to this Award, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld, if any.  No Shares will be delivered in settlement of the RSUs subject to this Award unless and until the Participant has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes.  The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.  Subject to Section 11(b) of the Plan, this Award is intended to be exempt from Section 409A as a short-term deferral thereunder and shall be construed and administered in accordance with that intent.

8.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares upon the vesting of this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

9.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been made available to the Participant.  By accepting this Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

10.Acknowledgements.  The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

AGENUS INC.

By: ______________________________

Name:  ___________________________

Title:  ______________________________

Agreed and Accepted:

By_______________________________

    [Participant’s Name]

[Signature Page to Restricted Stock Unit Award Agreement]